Exhibit 99.15

Condensed Consolidated Balance Sheets

As of April 30, 2004 and July 31, 2003

Ferrellgas, Inc. and Subsidiaries

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)

Table of Contents

BALANCE SHEETS
(unaudited)

Page
Condensed Consolidated Balance Sheets April 30, 2004 and July 31, 2003	1
Notes to Condensed Consolidated Balance Sheets	2

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

ASSETS	April 30, 2004	July 31, 2003
Current Assets:
Cash and cash equivalents	$21,696	$12,311
Accounts and notes receivable, net	147,211	56,742
Inventories	78,871	69,077
Prepaid expenses and other current assets	13,018	8,366

Total Current Assets	260,796	146,496
Property, plant and equipment, net	840,271	741,792
Goodwill	498,335	363,134
Intangible assets, net	270,910	98,157
Other assets	14,646	8,897

Total Assets	$1,884,958	$1,358,476

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$94,314	$59,454
Other current liabilities	84,167	89,666

Total Current Liabilities	178,481	149,120
Long-term debt	1,113,762	888,226
Deferred income taxes	7,911	2,401
Other liabilities	19,717	18,747
Contingencies and commitments (Note H)	--	--
Minority interest	425,985	171,220
Parent investment in subsidiary	213,134	201,466
Stockholder's Equity (Deficiency):
Common stock, $1 par value;
10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	14,935	13,824
Note receivable from parent	(146,944)	(146,864)
Retained earnings	59,767	62,303
Accumulated other comprehensive loss	(1,791)	(1,968)

Total Stockholder's Equity (Deficiency)	(74,032)	(72,704)

Total Liabilities and Stockholder's Equity (Deficiency)	$1,884,958	$1,358,476

See notes to these condensed consolidated balance sheets.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 30, 2004
(Dollars in thousands, unless otherwise designated)
(unaudited)

A.           Organization

The accompanying condensed balance sheets and related notes present the consolidated financial position of Ferrellgas, Inc. (the “Company”), its subsidiaries and its general partnership interests in Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (the “Operating Partnership”). Ferrellgas Partners and the operating partnership (collectively referred to as “Ferrellgas”) are both Delaware limited partnerships. The company is a wholly-owned subsidiary of Ferrell Companies, Inc.(“Ferrell Companies”).

The condensed consolidated balance sheets of the Company reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the interim period presented. All adjustments to the condensed consolidated balance sheets were of a normal, recurring nature. The information included in this report should be read in conjunction with the consolidated balance sheets and accompanying notes included in the Company’s consolidated balance sheets as of July 31, 2003 and 2002.

B.           Accounting estimates

The preparation of balance sheets in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from these estimates. Significant estimates impacting the condensed consolidated balance sheets include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment, residual values of tanks, amortization methods of intangible assets and valuation methods of intangible assets and derivative commodity contracts.

C.           Nature of operations

The Company is a holding entity that conducts no operations and has two subsidiaries, Ferrellgas Partners and Ferrellgas Acquisition Company, LLC (“Ferrellgas Acquisition Company”). The Company owns a 100% equity interest in Ferrellgas Acquisition Company. Limited operations are conducted by or through Ferrellgas Acquisition Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas. The Company owns a 1% general partner interest in Ferrellgas Partners. The Operating Partnership is the only operating subsidiary of Ferrellgas Partners.

Ferrellgas is engaged primarily in the retail distribution of propane and related equipment and supplies in the United States. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves more than one million residential, industrial/commercial, agricultural and other customers. As of April 21, 2004, the Operating Partnership became the leading national provider of branded propane tank exchange. See Note D – Business combinations – for additional discussion about the Blue Rhino contribution.

D.           Business combinations

During the nine months ended April 30, 2004, the Company completed one material business combination and seven smaller business combinations. Each of the business combinations was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The preliminary allocation of assets and liabilities may be adjusted to reflect the final determined amounts during a period of time following each business combination. The Blue Rhino contribution allocation is preliminary pending the completion of the valuation of tangible and intangible assets and the calculation of other costs.

	Allocation of Purchase Price
Business combinations	Purchase Price	Working Capital	Property Plant & Equipment	Intangible Assets	Goodwill	Other
Blue Rhino (April 2004)	$406,184	$21,334	$85,088	$164,100	$135,201	$461

Others (various)	41,114	--	23,180	17,934	--	--

	$447,298	$21,334	$108,268	$182,034	$135,201	$461

               Blue Rhino contribution

On April 20, 2004, FCI Trading Corp. (“FCI Trading”), an affiliate of the Company, acquired all of the outstanding common stock of Blue Rhino Corporation in an all-cash merger. Pursuant to an Agreement and Plan of Merger dated February 8, 2004, a subsidiary of FCI Trading merged with and into Blue Rhino Corporation whereby the then current stockholders of Blue Rhino Corporation were granted the right to receive a payment from FCI Trading of $17.00 in cash for each share of Blue Rhino Corporation common stock outstanding on April 20, 2004. FCI Trading thereafter became the sole stockholder of Blue Rhino Corporation and immediately after the merger, FCI Trading converted Blue Rhino Corporation into a limited liability company, Blue Rhino LLC.

In a non-cash contribution, pursuant to a Contribution Agreement dated February 8, 2004, FCI Trading contributed on April 21, 2004 all of the membership interests in Blue Rhino LLC to the Operating Partnership through a series of transactions and the Operating Partnership assumed FCI Trading’s obligation under the Agreement and Plan Of Merger to pay the $17.00 per share to the former stockholders of Blue Rhino Corporation together with other specific obligations, as detailed in the following table:

Assumption of obligations under the contribution agreement	$343,414
Common units and general partner interest of Ferrellgas Partners issued	8,700
Assumption of Blue Rhino's bank credit facility outstanding balance	43,719
Assumption of other liabilities and acquisition costs	10,351

$406,184

In consideration of this contribution, Ferrellgas Partners issued 195,686 common units to FCI Trading. Both Ferrellgas Partners and FCI Trading have agreed to indemnify the Company from any damages incurred by the Company in connection with the assumption of any of the obligations described above. Also on April 21, 2004, subsequent to the contribution described above, Blue Rhino LLC merged with and into the Operating Partnership. The former operations of Blue Rhino LLC will hereafter be referred to as “Blue Rhino.”

In addition to the payment of $17.00 per share to the former stockholders of Blue Rhino Corporation, each vested stock option and warrant that permitted its holder to purchase common stock of Blue Rhino Corporation that was outstanding immediately prior to the contribution was converted into the right to receive a cash payment from Blue Rhino Corporation equal to the difference between $17.00 per share and the applicable exercise price of the stock option or warrant. Unvested options and warrants not otherwise subject to automatic accelerated vesting upon a change in control vested on a pro rata basis through April 19, 2004, based on their original vesting date. The total payment to the former Blue Rhino Corporation stockholders for all common stock outstanding on April 20, 2004 and for those Blue Rhino Corporation options and warrants then outstanding was $343.4 million.

Prior to this contribution, Blue Rhino Corporation was the leading national provider of branded propane tank exchange as well as a leading supplier of complementary propane and non-propane products to consumers through many of the nation’s largest retailers.

The Company’s valuation of the tangible and intangible assets of the Blue Rhino LLC merger resulted in the recognition of goodwill of $135.2 million. This preliminary valuation of goodwill was based on the Company’s belief that the contribution of Blue Rhino LLC will be beneficial to the Company’s and Blue Rhino LLC’s operations as Blue Rhino’s counter-seasonal business activities and anticipated future growth is expected to provide the Company with the ability to better utilize its seasonal resources to complement the Company’s retail locations with Blue Rhino’s existing distributor network.

E.           Accounts receivable securitization

During the nine months ended April 30, 2004, $12.3 million had been remitted to the Company’s accounts receivable securitization facility. The Company renewed this facility effective September 23, 2003, for a 364-day commitment with Banc One, NA. At April 30, 2004, the Company had the ability to transfer, at its option, an additional $47.9 million of its trade accounts receivable. In accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” this transaction is reflected in the condensed consolidated balance sheets as a retained interest in transferred accounts receivable. The retained interest is classified on the condensed consolidated balance sheets within “Accounts and notes receivable, net.”

F.           Supplemental balance sheet information

Inventories consist of:

	April 30, 2004	July 31, 2003
Propane gas and related products	$34,754	$49,772
Appliances, parts and supplies	44,130	19,305

	$78,884	$69,077

In addition to inventories on hand, the Company enters into contracts to buy and sell product, primarily propane for supply procurement purposes. Nearly all of these contracts have terms of less than one year and most call for payment based on market prices at the date of delivery. All fixed price contracts have terms of less than one year. As of April 30, 2004, the Company had committed, for supply procurement purposes, to make net delivery of approximately 2.5 million gallons of propane at a fixed price. On April 21, 2004, inventory increased $27.6 million in connection with the Blue Rhino contribution. See Note D — Business combinations – for additional discussion about the Blue Rhino contribution.

Property, plant and equipment, net consist of:

	April 30, 2004	July 31, 2003
Property, plant and equipment	$1,192,455	$1,075,738
Less: accumulated depreciation	352,135	333,897

	$840,320	$741,841

On April 21, 2004, property, plant and equipment increased $85.1 million in connection with the Blue Rhino contribution. See Note D — Business combinations — for additional discussion about the Blue Rhino merger. During the nine months ended April 30, 2004, the Company placed in service $48.5 million of computer software, which will be depreciated using the straight-line method over its estimated useful life of 5 years.

Intangible assets, net consist of:

	April 30, 2004			July 31, 2003
	Gross carrying amount	Accum-ulated Amortization	Net	Gross carrying amount	Accum-ulated amortization	Net
Customer lists	$325,932	$(136,764)	$189,168	$220,061	$(133,548)	$86,513
Tradenames & trademarks	59,000	--	59,000	--	--	--
Non-compete agreements	71,562	(55,120)	16,442	64,020	(52,376)	11,644
Patented technology	3,500	--	3,500	--	--	--
Other	2,800	--	2,800	--	--	--

	$462,794	$(191,884)	$270,910	$284,081	$(185,924)	$98,157

On April 21, 2004, intangible assets, net increased $164.1 million in connection with the Blue Rhino contribution. See Note D — Business combinations — for additional discussion about the Blue Rhino contribution.

G.           Long-term debt

Long-term debt consists of:

	April 30, 2004	July 31, 2003
Senior notes
Fixed rate, 7.16% due 2005-2013	$350,000	$350,000
Fixed rate, 6.75% due 2014, net of unamortized discount	249,090	--
Fixed rate, 8.75%, due 2012, net of unamortized premium	219,437	219,569
Fixed rate, 8.8%, due 2006-2009	184,000	184,000
Credit agreement, variable interest rates, expiring 2006	103,700	26,700
Notes payable, 7.5% weighted average interest rate each year, due 2003 to 2011	10,019	10,108

Capitalized lease obligations	487	--

	1,116,733	890,377
Less: current portion, included in other current liabilities on the
consolidated balance sheets	2,971	2,151

	$1,113,762	$888,226

Senior notes

On April 20, 2004, subsidiaries of the Operating Partnership completed a private placement of $250.0 million in principal amount of 6.75% senior notes due 2014 at a price to the noteholders of 99.637% per note. In the offering, the subsidiaries of the Operating Partnership received proceeds, net of underwriting discounts and commissions, of $243.5 million. The subsidiaries then merged into the Operating Partnership and Ferrellgas Finance Corp., a subsidiary of the Operating Partnership, on April 20, 2004 with the Operating Partnership and Ferrellgas Finance Corp. assuming the payment obligation of the notes. The proceeds of the notes were used to pay a portion of the assumed merger consideration of $17.00 per share to the then former common stockholders of Blue Rhino Corporation in connection with the contribution of Blue Rhino LLC to the Operating Partnership by a subsidiary of the Company. See additional discussion about the Blue Rhino contribution in Note D – Business combinations.

Interest on the 6.75% senior notes due 2014 is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2004. These notes are unsecured and are not redeemable before May 1, 2009, except in specific circumstances.

The scheduled annual principal payments on long-term debt are as follows:

For the year ended July 31,	Scheduled annual principal payments
Payments remaining in 2004	$601
2005	2,811
2006	111,271
2007	38,539
2008	74,172
Thereafter	888,812

$1,116,206

H.           Contingencies

The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that will have a material adverse effect on the financial condition of the Company. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business.

I.           Adoption of new accounting standards

The Financial Accounting Standards Board (“FASB”) recently issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” FASB Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” and Emerging Issues Task Force (“EITF”) 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables.”

SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the fiscal year ending July 31, 2004. The Company has studied SFAS No. 150 and believes it will not have a material effect on its financial position.

FASB Financial Interpretation No. 46 (“FIN 46”) clarifies Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” If certain conditions are met, this interpretation requires the primary beneficiary to consolidate certain variable interest entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity investment at risk to permit the variable interest entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued a revision to FIN 46, which addresses new effective dates and certain implementation issues. The interpretation is generally effective for the periods ending after December 15, 2003. Among these issues is the addition of a scope exception for certain entities that meet the definition of a business, provided certain criteria are met. The Company currently believes it does not have any variable interest entities that would be subject to this revised interpretation.

EITF No. 00-21 addresses how to account for arrangements that may involve multiple revenue-generating activities, such as the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements entered into in quarters beginning after June 15, 2003. The Company adopted this new accounting pronouncement beginning August 1, 2003. The implementation of this pronouncement did not have a material impact on the Company’s financial position, because it does not enter into a significant number of arrangements that may involve multiple revenue-generating activities.

J.          Transactions with related parties

JEF Capital Management (“JEF Capital Management”) is beneficially owned by James E. Ferrell (“Mr. Ferrell”), the Chairman, President and Chief Executive Officer of the Company, and thus is an affiliate. Ferrellgas Partners paid senior unit distributions of $6.0 million and $8.3 million to JEF Capital during the nine months ended April 30, 2004 and 2003, respectively. On April 30, 2004, Ferrellgas Partners accrued a senior unit distribution of $2.0 million that Ferrellgas paid to JEF Capital on June 14, 2004.

Ferrell Companies is the sole shareholder of the Company and as of April 30, 2004, owned 17.8 million common units of Ferrellgas Partners. On September 12, 2003, December 15, 2003, March 15, 2004 and June 15, 2004, Ferrellgas Partners paid a common unit distribution of $8.9 million to Ferrell Companies for the three month periods ended July 31, 2003, October 31, 2003, January 31, 2004 and April 30, 2004 respectively.

On April 21, 2004, Ferrellgas Partners issued, in five separate private placements, an aggregate of 1.6 million of common units at a price of $22.35 per unit for net proceeds of $32.8 million in cash and $3.2 million in land for the issuance of these common units. These common units were issued as follows:

o         to Mr. Billy D. Prim ("Mr. Prim"), $15.0 million for cash; prior to the contribution of Blue Rhino Mr. Prim was the Chairman and Chief Executive Officer of Blue Rhino Corporation; subsequent to the Blue Rhino contribution and pursuant to an employment agreement among Ferrell Companies and the Company, (i) the Company paid Mr. Prim a non-compete and non-solicitation payment of $2.5 million and (ii) he was appointed Executive Vice President and a director of the Company;

o         to Mr. Prim $3.2 million in exchange for land;

o         to Mr. Andrew J. Filipowski ("Mr. Filipowski"), brother-in-law of Mr. Prim, $15.0 million for cash; prior to the contribution of Blue Rhino Mr Filipowski was the Vice Chairman of Blue Rhino Corporation;

o         to Mr. Malcom McQuilkin, $1.0 million for cash; and

o         to Mr. Ferrell, $1.8 million for cash.

These cash proceeds were used to pay a portion of the assumed merger consideration to the then former common stockholders of Blue Rhino Corporation. The transactions with Mr. Prim and Mr. Filipowski were consummated prior to Mr. Prim becoming an officer and director of the Company. See additional discussion about the Blue Rhino contribution in Note D – Business combinations.

On April 21, 2004, Ferrellgas Partners issued, pursuant to the exercise of common unit options by Mr. Ferrell, 0.2 million of common units at a strike price of $17.90 per unit. Ferrellgas Partners received net proceeds of $3.2 million for the issuance of these common units. The proceeds were used to pay a portion of the assumed merger consideration to the then former common stockholders of Blue Rhino Corporation. See additional discussion about the Blue Rhino contribution in Note D — Business combinations.

On April 21, 2004 Ferrellgas Partners issued to FCI Trading 0.2 million of common units at a price of $23.94 per unit. This $4.7 million of common units was issued to FCI Trading in connection with the Blue Rhino contribution as consideration for the FCI Trading’s net contribution of its membership interest in Blue Rhino LLC to the Operating Partnership. See additional discussion about the Blue Rhino contribution in Note D – Business combinations.

Ferrellgas Partners’ partnership agreement generally provides that it use the cash proceeds of any offering of its common units to redeem a portion of its outstanding senior units, otherwise a “Material Event” would be deemed to have occurred and JEF Capital Management as the holder of the senior units, would thereafter have specified rights, such as the right to convert the senior units into common units or the right to register the senior units. By letter agreement dated November 20, 2003, JEF Capital Management agreed to waive the occurrence of a “Material Event” if Ferrellgas Partners issues common units at any time and from time to time on or prior to March 31, 2004, and does not use the cash proceeds from such offering or offerings to redeem a portion of the outstanding senior units. In consideration of the granting of the waiver, Ferrellgas Partners agreed not to redeem any outstanding senior units prior to March 31, 2004, and to reimburse JEF Capital Management for its reasonable legal fees incurred in connection with the execution of the waiver. On February 25, 2004, JEF Capital Management and Ferrellgas Partners extended the letter agreement through December 31, 2004.

Ferrell International Limited (“Ferrell International”) is beneficially owned by Mr. Ferrell and thus is an affiliate. The Company enters into transactions with Ferrell International in connection with the Company’s risk management activities and does so at market prices in accordance with the Company’s affiliate trading policy approved by the Company’s Board of Directors. These transactions include forward, option and swap contracts and are all reviewed for compliance with the policy. The Company also provides limited accounting services for Ferrell International. There were no amounts due from or due to Ferrell International at April 30, 2004.

K.           Subsequent event – issuance of $50.0 million of publicly-held senior notes

On June 10, 2004, Ferrellgas Partners issued in a public offering $50.0 million in principal amount of fixed rate 8.75% senior notes due 2012 at a price of 103.25% per note. The proceeds of the notes were used to make a capital contribution to the Operating Partnership to reduce indebtedness under its bank credit facility.